Exhibit 23.2

KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm
The Members
Wells Fargo Bank, N.A.
First Data Merchant Services Corporation; and
The Board of Directors
Wells Fargo Merchant Services, LLC:

We consent to the incorporation by reference in the registration statements (No. 333-207439) on Form S-8 of First Data Corporation of our report dated February 12, 2018, with respect to the balance sheet of Wells Fargo Merchant Services, LLC as of December 31, 2017 and 2016, and the related statements of revenues and expenses, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, (collectively, the "financial statements"), not included herein, which report appears in the annual report Form 10‑K of First Data Corporation dated February 20, 2018.

San Francisco, California
February 20, 2018